UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2006

CNL HOTELS & RESORTS, INC.
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1510

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2006, a wholly-owned subsidiary (the ‘Borrower”) of CNL Hotels & Resorts, Inc. (the “Company”), entered into a $570 million loan agreement (the “New Loan”) with Wachovia Bank, NA, with a maturity date of March 1, 2011. All of the proceeds from the New Loan were used towards the purchase of the Grande Lakes resort in Orlando, Florida, comprised of a 584-room Ritz-Carlton, 998-room JW Marriott, a 40,000-square foot spa and an 18-hole Greg Norman-designed championship golf course (collectively the “Resort”) (the “Purchase”) (refer to Item 2.01 below). The New Loan is collateralized by the Resort. The New Loan bears monthly interest at an annual rate of (a) 5.71 percent fixed on $335 million and (b) one-month LIBOR plus 2.76 percent on the remaining $235 million.

The New Loan contains restrictive debt covenants including but not limited to requirements that the Borrower to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The New Loan also has customary default and acceleration provisions.

Pursuant to the New Loan agreement, the Borrower entered into a two-year interest rate protection agreement which caps one-month LIBOR at 5.00 percent on the $235 million floating rate portion of the New Loan.

On September 30, 2005, the Company obtained a $200 million syndicated senior secured revolving credit facility in which Wachovia Bank, NA also participated.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 24, 2006, the Company, through certain of its affiliates, completed the closing of the Purchase from THI III GL Investments L.L.C., an affiliate of Thayer Lodging Group, for a purchase price of approximately $753 million excluding certain transaction and closing costs. The Purchase was completed pursuant to the terms of the Purchase and Sale Agreement, dated as of December 28, 2005, between the parties, as reported in our Current Report on Form 8-K filed on January 4, 2006.

In connection with the Purchase, the Company assumed the Resort’s existing management agreements with Marriott International Inc. (“Marriott”). Marriott also manages 31 of the Company’s other properties. The Company used the New Loan proceeds, together with a portion of the proceeds the Company received from the sale of its interest in the partnership that owns the Hotel del Coronado, to fund the Purchase.

On February 27, 2006, the Company issued a press release filed herewith as Exhibit 99.1, announcing the completion of the Purchase, the complete text of which is incorporated in this Item 2.01 by reference thereto.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding improvements, awards, and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could,” "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: changes in interest rates and financial and capital markets; changes in the operation of the resorts; and such other risk factors as may be discussed in our annual reports on Form 10-K and other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma Financial Information.

The pro forma financial information required to be filed pursuant to Item 9.01(b) of Form 8-K will be filed by amendment as soon as practicable, but in no event later than May 12, 2006.

(c) Exhibits.

99.1 Press Release dated February 27, 2006. (Filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: March 02, 2006	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release dated February 27, 2006 (Filed herewith).